Exhibit (d)(4)

June 2, 2006

Beckman Coulter, Inc.

4300 N. Harbor Blvd.

Fullerton, CA 92835

Ladies and Gentlemen:

Reference is made to that certain Confidentiality Agreement entered into as of May 11, 2006 (the “Agreement”), between Biosite Incorporated (“Biosite”), on the one hand, and Beckman Coulter, Inc. (together with its subsidiaries and affiliates, “Beckman Coulter”), on the other hand. The undersigned agree as follows:

1.	The following sentence shall be added as the second sentence of section 6 of the Agreement:

“Notwithstanding the foregoing: (a) the Recipient may cause its outside legal counsel to retain one set of the Provider’s Confidential Information for archival purposes, such set to be accessed or used only in order to measure compliance with the terms of this Agreement or to defend against any claim, action or proceeding relating to this Agreement; and (b) the financial, legal and accounting advisers to a Party shall have the right to retain one set of any Confidential Information for archival purposes to the extent required by any applicable law, rule or regulation.”

2.	Section 7 of the Agreement is hereby clarified by adding the following language at the end of Section 7:

“For purposes of clarification, it is understood that this Section 7 shall not restrict: (a) any discussions or negotiations conducted in a confidential manner between the Parties or their respective Representatives with respect to a possible strategic transaction; or (b) Beckman Coulter or any of its Representatives from making any confidential proposals to Biosite in connection with such confidential discussions or negotiations, in any case under clause “(a)” or “(b)” of this sentence until Beckman Coulter is notified by Biosite of the termination of such confidential discussions and negotiations.”

3.	The reference to “with such Party” in the fourth line of Section 8 of the Agreement shall be replaced with “with Beckman Coulter.”

4.	Except as set forth above, the Agreement shall remain in full force and effect as written.

Sincerely,

BIOSITE INCORPORATED

By:	/s/ Kim D. Blickenstaff

Agreed to By:

BECKMAN COULTER, INC.

By:	/s/ Paul Glyer